SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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American Healthways, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants Table
Option Exercises and Year-End Value Table
Directors Compensation
Employment Agreements
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Audit Committee Report
Performance Graph
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS
METHOD OF COUNTING VOTES
MISCELLANEOUS
P R O X Y

3841 Green Hills Village Drive
Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of American Healthways, Inc.:

      The Annual Meeting of Stockholders of American Healthways, Inc., a Delaware corporation (the “Company”), will be held at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, at 9:00 a.m., local time, on Tuesday, January 22, 2002 for the following purposes:

(1)	To elect two (2) directors, to hold office for a term of three (3) years or until their successors have been elected and qualified;

(2)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

      The proxy statement and form of proxy accompanying this Notice are being mailed to stockholders on or about December 20, 2001. Only stockholders of record at the close of business on November 30, 2001 are entitled to notice of and to vote at the meeting, or any adjournment or postponement thereof.

      Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

      We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Thomas G. Cigarran
Chairman

December 20, 2001

AMERICAN HEALTHWAYS, INC.

3841 Green Hills Village Drive
Nashville, Tennessee 37215

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

Tuesday, January 22, 2002

      The enclosed proxy is solicited by the Board of Directors on behalf of American Healthways, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Tuesday, January 22, 2002, at 9:00 a.m., local time, at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of the proxy, this Proxy Statement and the attached Notice are being sent to stockholders on or about December 20, 2001.

      The Company’s officers and employees may solicit proxies personally or by mail, telephone or facsimile. All costs of this solicitation will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

      Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

      A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

      Each share of the Company’s common stock, $.001 par value (the “Common Stock”) issued and outstanding on the record date, November 30, 2001, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of November 30, 2001, there were outstanding 14,390,696 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of the Company’s Common Stock, its only voting security, and with respect to the beneficial ownership of the Company’s Common Stock by all directors and nominees, each of the Company’s Named Executive Officers (as defined below under “Executive Compensation”) and all executive officers and directors of the Company as a group. The information set forth below is based on ownership information received by the Company as of November 30, 2001. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount of
	Common		Percent of
	Stock		Outstanding
Name and Address	Beneficially		Common
of Beneficial Owner	Owned(1)		Stock(1)

Waddell & Reed, Inc.	1,470,000	(2)	10.21%
6300 Lamar Avenue
Post Office Box 29217
Shawnee Mission, KS 66201-9217
Thomas G. Cigarran****	1,109,659	(3)	7.57
3841 Green Hills Village Drive
Nashville, TN 37215
TCW Asset Management Company	870,270	(2)	6.05
865 South Figueroa Street
Suite 1800
Los Angeles, CA 90017
Pilgrim Baxter & Associates	822,750	(2)	5.72
1400 Liberty Ridge Drive
Wayne, PA 19087-5525
Henry D. Herr**	687,537	(4)	4.75
Robert E. Stone***	319,733	(5)	2.20
William C. O’Neil, Jr.**	241,114	(6)	1.67
Ben R. Leedle***	117,822	(7)	*
Martin J. Koldyke**	51,142		*
Mary D. Hunter***	42,677	(8)	*
Frank A. Ehmann**	28,945	(9)	*
C. Warren Neel**	26,653	(10)	*
All directors and executive officers as a group (13 persons)	2,997,449	(11)	19.83%

*	Indicates ownership of less than one percent of the Company’s outstanding Common Stock.
**	Director of the Company
***	Named Executive Officer
****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of the Company’s Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of the Company which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
(2)	Information with respect to stock ownership is based upon the Form 13F dated September 2001 filed with the Commission.
(3)	Includes 273,750 shares issuable upon the exercise of outstanding options.
(4)	Includes 134,232 shares owned by Mr. Herr’s wife and 94,408 shares issuable upon the exercise of outstanding options.
(5)	Includes 151,057 shares issuable upon the exercise of outstanding options.
(6)	Includes 9,847 shares issuable upon the exercise of outstanding options.
(7)	Includes 116,079 shares issuable upon the exercise of outstanding options.
(8)	Includes 41,062 shares issuable upon the exercise of outstanding options.
(9)	Includes 6,750 shares issuable upon the exercise of outstanding options.

(10)	Includes 9,847 shares issuable upon the exercise of outstanding options.
(11)	Includes 728,112 shares issuable upon the exercise of outstanding options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term and until his successor is elected and qualified. The two directors to be elected at the 2002 Annual Meeting will serve until the Annual Meeting of Stockholders in 2005 (the “Class II” directors), two directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 2003 (the “Class III” directors), and two directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 2004 (the “Class I” directors).

      Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

      A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

      The following persons are the nominees for election to serve as Class II directors. Both nominees are presently directors of the Company. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

Class of
Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Thomas G. Cigarran	II; 2005
Mr. Cigarran, 59, has served as Chairman and Chief Executive Officer of the Company since September 1988 and as a director since 1981. Mr. Cigarran was also the President of the Company from September 1988 until June 2001. Mr. Cigarran also is Chairman and a director of AmSurg Corp.

Dr. C. Warren Neel	II; 2005
Dr. Neel, 62, has been a director since October 1991. Since 1977, Dr. Neel has served as Dean of the College of Business Administration at The University of Tennessee in Knoxville. Since 2000, Mr. Neel has also served as the Commissioner of Finance and Administration for the state of Tennessee. Dr. Neel is also a director of Saks, Inc. and Clayton Homes, Inc.

      The following four persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to the Company by the individuals named.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Expires	Background Information

Henry D. Herr	III; 2003
Mr. Herr, 55, has served as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company from February 1986 to October 2001 and as a director since 1988. Mr. Herr is currently employed by the Company as a consultant. Mr. Herr also is a director of AmSurg Corp.

Martin J. Koldyke	III; 2003
Mr. Koldyke, 69, has been a director since 1981. Mr. Koldyke has been a general partner of Frontenac Company, a venture capital management partnership, since 1971. Mr. Koldyke is a former Chairman of the Illinois Health Finance Authority, Chairman and a Trustee of WTTW Channel 11, Chicago, a Trustee of Northwestern University and Chairman Emeritus of the Golden Apple Foundation.

Frank A. Ehmann	I; 2004
Mr. Ehmann, 67, has been a director of the Company since 1991. Mr. Ehmann was a partner of RCS Health Care Partners Ltd., an affiliate of Robertson Stephens Co., from 1990 to 1994. From 1987 to 1989, he was President and Chief Operating Officer of United Stationers, Inc. He served as President and Co-Chief Operating Officer of Baxter-Travenol Laboratories, Inc. from 1986 to 1987, and as President and Chief Operating Officer of American Hospital Supply Corporation in 1985, when it merged with Baxter-Travenol. Mr. Ehmann also serves as a director of SPX Corp and CCC Investment Funds.

William C. O’Neil, Jr.	I; 2004
Mr. O’Neil, 67, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical clinical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a Director of Advocat, Inc., Sigma Aldrich Corporation and Central Parking Corporation.

      The Board of Directors of the Company held seven meetings during the fiscal year ended August 31, 2001. The Board of Directors has Nominating, Audit and Compensation Committees. The Audit Committee is comprised of Messrs. Ehmann, Koldyke and O’Neil and Dr. Neel, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Audit Committee meets with the Company’s independent auditors to review the Company’s consolidated financial statements. It is the function of this committee to ensure that the Company’s financial statements accurately reflect the Company’s financial position and results of operations. The Audit Committee held five meetings during fiscal 2001.

      The Compensation Committee is responsible for the periodic review of management’s compensation and administration of the Company’s compensation plans. The Compensation Committee consists of Messrs. Ehmann and Koldyke and Dr. Neel. The Compensation Committee held three meetings during fiscal 2001.

      The Nominating Committee consists of Messrs. Cigarran and O’Neil and Dr. Neel. The Nominating Committee recommends to the Board of Directors nominees for election to the Board. The Nominating Committee will consider nominees recommended by the Company’s stockholders provided such proposed nominations are submitted to the Company in the manner and within the time limits for stockholder proposals as set forth on page 16 of this Proxy Statement. The Nominating Committee held one meeting during fiscal 2001.

      Each of the incumbent directors of the Company except for Mr. Koldyke and Dr. Neel attended at least 75% of the aggregate of the total number of meetings held during fiscal 2001 by the Board of Directors and any committees.

EXECUTIVE COMPENSATION

      The following table provides information as to annual, long-term or other compensation during fiscal years 2001, 2000 and 1999 for the Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers on August 31, 2001 (collectively, the “Named Executive Officers”). Option awards have been adjusted to reflect the three for two stock split effected in the form of a stock dividend on November 23, 2001.

Summary Compensation Table

				Long-term
				Compensation
		Annual Compensation		Awards
					All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation(1)

Thomas G. Cigarran	2001	$360,000	$175,500	37,500	$58,817	(2)
Chairman of the Board,	2000	341,250	76,781	75,000	47,302
Chief Executive Officer	1999	325,000	48,750	37,500	38,463
Ben R. Leedle	2001	$225,000	$159,687	30,000	$36,970	(3)
Executive Vice President and Chief	2000	180,000	40,501	37,500	14,681
Operating Officer — Health Plan Group	1999	160,000	23,440	36,750	27,660
Robert E. Stone	2001	$225,000	$77,625	30,000	$40,142	(4)
Executive Vice President	2000	210,000	47,250	36,000	30,940
	1999	200,000	30,000	15,000	29,479
Mary D. Hunter	2001	$187,500	$72,751	37,500	$28,740	(5)
Executive Vice President and Chief	2000	162,000	42,769	17,250	20,577
Operating Officer — Hospital Group	1999	152,000	22,268	6,750	16,905
Henry D. Herr(6)	2001	$200,000	$0	22,500	$10,724	(7)
	2000	200,000	0	22,500	14,681
	1999	260,000	39,000	18,750	27,660

(1)	Includes $3,600 per year automobile allowance for each Named Executive Officer.
(2)	Includes $46,392 contributed by the Company to the Company’s Corporate and Subsidiary Officer Capital Accumulation Plan (the “Capital Accumulation Plan”), $5,305 contributed by the Company to the Company’s Retirement Savings Plan (the “401(k) Plan”) and $3,520 of life insurance premiums paid by the Company on behalf of Mr. Cigarran.
(3)	Includes $28,022 contributed by the Company to the Capital Accumulation Plan, $5,348 contributed by the Company to the 401(k) Plan on behalf of Mr. Leedle.
(4)	Includes $25,300 contributed by the Company to the Capital Accumulation Plan, $5,307 contributed by the Company to the 401(k) Plan and $5,935 of life insurance premiums paid by the Company on behalf of Mr. Stone.
(5)	Includes $19,569 contributed by the Company to the Capital Accumulation Plan and $5,571 contributed by the Company to the 401(k) Plan on behalf of Ms. Hunter.
(6)	Mr. Herr was Executive Vice President — Finance and Administration, Chief Financial Officer and Secretary until October 15, 2001, when he became a consultant to the Company.
(7)	Includes $5,304 contributed by the Company to the 401(k) Plan and $1,820 of life insurance premiums paid by the Company on behalf of Mr. Herr.

Option Grants Table

      The following table provides information as to options granted to the Named Executive Officers during fiscal 2001. No separate stock appreciation rights (“SAR”) were granted during fiscal 2001. Option awards have been adjusted to reflect the three for two stock split effected in the form of a stock dividend on November 23, 2001.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
		% of Total			Annual Rates of
		Options			Stock Price
	Options	Granted to	Exercise or		Appreciation for
					Option Term

	Granted(1)	Employees in	Base Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Thomas G. Cigarran	37,500	3.73%	$3.77	09/29/10	$88,910	$225,315
Ben R. Leedle	30,000	2.99	3.77	09/29/10	71,128	180,252
Robert E. Stone	30,000	2.99	3.77	09/29/10	71,128	180,252
Mary D. Hunter	7,500	0.75	3.77	09/01/10	17,782	45,063
	30,000	2.99	3.77	09/29/10	71,128	180,252
Henry D. Herr	22,500	2.24	3.77	09/29/10	53,346	135,189

(1)	All options granted to the Named Executive Officers generally vest at the rate of 25% per year over a four year period beginning on the date of the grant. If there is a change in control or a potential change in control [as defined in the Company’s 1996 Stock Incentive Plan (the “1996 Plan”)], any stock options which are not then exercisable, in the discretion of the Board, may become fully exercisable and vested, and stock options will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price, as defined in the 1996 Plan.

Option Exercises and Year-End Value Table

      The following table provides information as to options exercised by the Named Executive Officers during fiscal 2001. None of the Named Executive Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of the record date. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of existing stock options and the fiscal year-end price of the Company’s Common Stock. Option awards have been adjusted to reflect the three for two stock split effected in the form of a stock dividend on November 23, 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

					Value of Unexercised
	Number of				In-the-Money
	Shares		Number of Unexercised		Options at Fiscal
			Options at Fiscal Year End		Year End($)(1)

	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Cigarran	0	0	236,250	112,500	4,040,875	1,896,000
Ben R. Leedle	2,553	62,966	91,891	82,125	1,608,999	1,381,230
Robert E. Stone	24,517	139,586	131,370	66,375	2,362,058	1,129,320
Mary D. Hunter	25,543	308,287	37,187	35,875	476,938	925,063
Henry D. Herr	42,000	1,344,536	78,471	48,750	1,461.359	822,875

(1)	Based upon the 4:00 p.m. closing price of the Company’s Common Stock on The Nasdaq Stock Market on August 31, 2001, as adjusted for the three for two stock split, of $21.00 per share.

Directors Compensation

      Directors who are officers or employees of the Company receive no compensation, as such, for serving as members of the Board. Directors who are not officers or employees of the Company (“Outside Directors”) each receive (i) a $15,000 cash retainer; and (ii) pursuant to the 1996 Plan, a restricted stock award of Common Stock with a fair market value (as defined in the 1996 Plan) of $11,335.00, which is awarded on the date of the Annual Meeting of Stockholders.

      The dollar value of the annual restricted stock award to Outside Directors under the 1996 Plan is adjusted annually by the percentage change from the previous year in the Consumer Price Index, Urban Wage Earners and Clerical Workers (1982-1984=100), All Cities Average (the “Consumer Price Index”); provided, however, the annual increase shall in no event be more than 6%. The Company may also grant options to Outside Directors pursuant to the Discretionary Stock Option Plan for Outside Directors. No such grants were made during fiscal 2001.

Employment Agreements

      The Company has employment agreements with all of its Named Executive Officers. The employment agreements, as amended and restated (the “Agreements”), with Messrs. Cigarran and Stone currently expire in August 2004, but contain a provision that automatically extends the term for one year on each successive anniversary date of the Agreements (so that the term on such anniversary date will always be three years) unless canceled by the Company. In addition, the Agreements are renewable for an additional five years at each executive’s option upon the acquisition (as defined in the Agreements) of the Company by another entity and provide that upon such an acquisition the executive may resign and receive up to 30 months of his base salary in a lump-sum payment. The Agreements provide that if the Company elects not to extend the executive’s employment or to otherwise terminate the executive without just cause as defined in the Agreements, the executive will receive his base salary, reduced by any salary earned by the executive from another employer, plus certain benefits for a period of the greater of two years or the remaining term of the respective Agreement. The Agreements also provide for certain payments upon disability of the executive and require the Company to purchase a term life insurance policy on each executive’s life in a minimum amount of $500,000 which is payable to the executive’s estate or beneficiaries upon his death. The Agreements contain restrictive provisions relating to the use of confidential information and competing against the Company within one year after termination of the executive’s employment. The Agreements expire in all respects on the date the executive becomes 65 years of age.

      The Company’s employment agreements with Ben R. Leedle, the Company’s Executive Vice President and Chief Operating Officer — Health Plan Group, and Mary D. Hunter, the Company’s Executive Vice President and Chief Operating Officer — Hospital Group, currently expire in August 2004, but contain a provision that automatically extends the term for one year on each successive anniversary date of the agreements unless canceled by the Company. The agreements provide that if the Company elects not to extend Mr. Leedle’s or Ms. Hunter’s employment, or if Mr. Leedle or Ms. Hunter terminates the agreement for certain reasons within 12 months of a change in control of the Company, he or she will be considered to have been terminated without just cause and will receive his or her base salary, reduced by any salary earned from another employer, plus certain benefits for the greater of two years or the remaining term of the agreement. The agreements contain restrictive provisions relating to the use of confidential information and competing against the Company within one year after termination of employment. The agreements expire in all respects on the date Mr. Leedle or Ms. Hunter becomes 65 years of age.

      The Company’s employment agreement with Henry D. Herr currently expires in October 2003, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement unless canceled by the Company. Under the agreement, Mr. Herr is employed as a consultant to the Company and is required to work no more than 500 hours in the first year of the agreement and 250 hours for any subsequent year. The agreement provides that if the Company elects to terminate Mr. Herr’s employment without just cause, he will receive his base salary for the remaining term of the agreement. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company within one year after termination of employment. The agreement expires in all respects on the date Mr. Herr becomes 65 years of age.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2001, the Compensation Committee of the Board of Directors was composed of Messrs. Ehmann, Koldyke and Dr. Neel. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Compensation Committee Report

      The Compensation Committee of the Company’s Board of Directors makes decisions on compensation of the Company’s executive officers. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

  Compensation Philosophy and Policies for Executive Officers

      The Compensation Committee believes that the primary objectives of the Company’s executive compensation policies should be:

•	to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, while maintaining compensation within levels that are consistent with the Company’s annual budget, financial objectives and operating performance;

•	to provide appropriate incentives for executives to work toward the achievement of the Company’s annual financial performance and business goals based on the Company’s annual budget; and

•	to more closely align the interests of executives with those of stockholders and the long-term interests of the Company by providing long-term incentive compensation in the form of non-qualified stock options or other equity-based long-term incentive compensation.

      The Compensation Committee believes that the Company’s executive compensation policies should be reviewed annually and should be reviewed in light of the Company’s financial performance, its annual budget and its position within the health care services industry, as well as the compensation policies of similar companies in the health care services industry. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

      In reviewing the comparability of the Company’s executive compensation policies, the Compensation Committee periodically reviews executive compensation for other comparable companies. Some of the comparable companies the Compensation Committee reviews are included among the composite group used in the Performance Graph presented in this proxy statement, but in light of factors that are unique to the Company, the Compensation Committee believes that, while the Company competes generally with such other health care service companies, the position of the Company as a leading provider of disease management and care enhancement services for health plans in the United States provide unique circumstances. These differences are important factors that the Compensation Committee expects to consider in determining executive compensation and in analyzing comparable financial performance.

      The Compensation Committee believes that in addition to corporate performance, it is appropriate in setting and reviewing executive compensation to consider the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

  Compensation of Executive Officers

      The Compensation Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation and intermediate and long-term compensation and has applied the policies described herein to fiscal 2001 compensation for executive officers as described below.

      Base Compensation. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 2001, the Compensation Committee reviewed recommendations of management and consulted with the Chief Executive Officer. The Compensation Committee determined on the basis of discussions with the Chief Executive Officer, its experience in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive and the performance of the Company. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors it applied in reaching its base compensation decisions. The minimum increase mandated by the employment agreements with the executive officers is the annual CPI increase.

      Annual Incentive Compensation. The Compensation Committee believes that compensation should primarily be linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee for fiscal 2001 relied on cash bonuses awarded under the Annual Incentive Compensation Plan under which cash awards could be earned by executive officers based upon a comparison of actual earnings per share of the Company and targeted earnings per share approved by the Compensation Committee for fiscal 2001 at the beginning of the fiscal year. The maximum total Annual Incentive Compensation award that executive officers could receive under this plan was 60% of base salary for fiscal 2001, except in the case of Mr. Leedle who, in addition to his Annual Incentive Compensation award, received a bonus of $50,000 for his efforts related to the signing by the Company of a significant health plan contract.

      Intermediate and Long-Term Incentive Compensation. Stock options, contributions under the Company’s 401(k) Plan and contributions under the Company’s Capital Accumulation Plan are the principal vehicles for payment of intermediate and long-term compensation. The 401(k) Plan, which is based on a calendar year, provides for a matching contribution by the Company of 52% of the participant’s voluntary salary contributions with the Company’s contribution limited to the lesser of 3.12% of the executive officer’s salary and an annual maximum Company contribution of $10,500, based on a maximum voluntary salary contribution established by the U.S. Department of Labor. Approximately 29% of this matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest immediately for each executive officer and are payable pursuant to the provisions of the 401(k) Plan.

      Under the Company’s Capital Accumulation Plan, which is based on a calendar year, the Company makes contributions to the Capital Accumulation Plan on behalf of the executive officers that for calendar 2001 are based on (a) the executive officer’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company earnings per share for fiscal 2001 established prior to the start of the Capital Accumulation Plan year by the Compensation Committee. The portion of the Company’s contribution that is based on the executive officer’s voluntary salary deferrals provides that to the extent the executive officer cannot defer at least 6% of his/her base salary under the 401(k) Plan because of U.S. Department of Labor maximum contribution limits, then the executive officer can defer the difference between his/her actual deferral and 6% of his/her annual base salary into the Capital Accumulation Plan, and the Company will provide a matching contribution of 52% of the amount deferred. Each executive officer is also eligible to contribute up to an additional 4% of base salary into the Capital Accumulation Plan but no matching contribution will be made by the Company for this portion of the salary deferral.

      With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2001 established by the Compensation Committee, executive officers were eligible to receive a Company contribution of between 3.5% and 18.5% of base salary for calendar 2001, provided that a minimum level of Company earnings per share for fiscal 2001 were attained. Awards are made as of December 31 of each year but are based on performance criteria for the fiscal year ended August 31 during that year. Therefore, the actual performance award under the Capital Accumulation Plan credited to executive officers during fiscal 2001 was an award of 7.0% of base salary earned during calendar 2000 based on performance during the fiscal year ended August 31, 2000. In addition, executive officers still employed by the Company as of December 31, 2001, will receive an award of 14.75% of base salary during that calendar year based on actual earnings per share achieved by the Company for fiscal 2001. Mr. Herr did not participate in the Capital Accumulation Plan for calendar 2001.

      The Company’s contributions to the Capital Accumulation Plan vest equally over four years, and vested amounts are paid out upon the earliest of (1) one year following an executive’s termination of employment, (2) retirement or (3) upon a date selected at the beginning of each Capital Accumulation Plan year by the executive, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year.

      The Compensation Committee considers that an integral part of the Company’s executive compensation program is an equity-based compensation plan, which aligns executives’ long-range interests with those of the stockholders. This long-term incentive program is principally reflected in the 1991 Employee Stock Incentive Plan (the “1991 Plan”) and the 1996 Plan.

      The Company has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options to its executive officers annually. The Committee believes that the Company should continue to make it a part of its regular executive compensation policies to consider granting awards of non-qualified stock options to executive officers to provide long-term incentives as part of the compensation package that is reviewed annually for each executive officer. The Company’s stock option agreements generally have provided that the exercise price of each stock option was the average of the closing bid price of the Company’s Common Stock on the first five trading days of the month in which the options were granted; each grant was subject to vesting conditions established at the date of the grant; and stock options vested on an equal basis over a period of four years. The Committee’s policy is that the material terms of stock options for executive officers should not be amended after grant.

      The Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of the Company’s stockholders and, in particular, to provide only limited value (if any) in the event that the Company’s stock price fails to increase over time. The Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers. These stock options are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve stockholder value by increasing this component of their compensation package, and reflect the Committee’s objective to provide a greater portion of compensation for executives in the form of long-term equity-linked awards.

  Compensation of Chief Executive Officer

      The Committee believes that the compensation of the Chief Executive Officer is consistent with its general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

      In reviewing and approving Mr. Cigarran’s fiscal 2001 compensation, the Compensation Committee subjectively took into account the Company’s performance in fiscal 2000 as well as the Company’s progress in developing its disease management and care enhancement business. In light of these factors, the Compensation Committee determined that Mr. Cigarran would receive an increase in his annual base compensation of 5.5%. Mr. Cigarran received an Annual Incentive Compensation plan award for fiscal 2001 of 48.75% of base salary based on achievement of the same actual earnings per share performance for fiscal 2001 as for other executive officers. Mr. Cigarran also received a Company performance contribution pursuant to the Capital Accumulation Plan for calendar 2000 equal to 7.0% of his base salary during that period of time (in addition to the fixed matching contribution required thereunder) and will receive a Company performance award pursuant to the Capital Accumulation Plan equal to 14.75% of his base salary earned during calendar 2001 (this award will not be contributed to his account until December 31, 2001); a matching contribution of $5,305 to the Company’s 401(k) Plan on his behalf for the period September 1, 2000 through August 31, 2001; and long-term stock-based incentives granted during September 2000 in the form of an option to purchase 37,500 shares of the Company’s Common Stock at an exercise price of $3.77 per share as adjusted for the three for two stock split effected in the form of a stock dividend on November 23, 2001.

     Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and four other most highly compensated executive officers. Under IRS regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee is unable to determine at this time whether any of the executive compensation arrangements for fiscal 2001, particularly grants to newly hired executive officers under the Company’s 2001 Stock Option Plan for New Employees which does not meet IRS requirements as performance-based compensation, will result in the loss of a tax deduction pursuant to Section 162(m). The Committee will continue to monitor the application of Section 162(m) to executive compensation.

Respectfully submitted,

Frank A. Ehmann, Chairman
Martin J. Koldyke
C. Warren Neel

Audit Committee Report

      The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable rules of the National Association of Securities Dealers. In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Audit Committee met five times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer of the Company and the Company’s independent auditors prior to public release of that information.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has considered whether the independent auditor’s provision of information technology and other non-audit services to the Company is compatible with maintaining the auditor’s independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2001 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2001, for filing with the Commission. The Audit Committee also approved the reappointment of Deloitte & Touche LLP as the Company’s independent auditors.

Respectfully submitted,

William C. O’Neil Jr., Chairman
Frank A. Ehmann
Martin J. Koldyke
C. Warren Neel

Performance Graph

      The following graph compares the total stockholder return of $100 invested on August 31, 1996 in (a) the Company, (b) the Center for Research in Security Prices (“CRSP”) Index for NASDAQ Stock Market (U.S. Companies) (“NASDAQ U.S. Stocks”) and (c) the CRSP Index for NASDAQ Health Services Stocks (“NASDAQ Health Services”), assuming the reinvestment of all dividends.

	AMHC	Nasdaq U.S. Stocks	Nasdaq Health Services

8/31/96	100.000	100.000	100.000
8/31/97	101.136	134.494	98.162
8/31/98	132.701	131.807	63.578
8/31/99	118.325	244.891	69.665
8/31/00	106.161	374.188	73.795
8/31/01	557.343	160.035	99.042

Notes:

A.	The lines represent annual index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on August 31, 1996.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended August 31, 2001, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except for a late filing made by Mr. Ehmann in April 2001 relating to one transaction in March 2001.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Deloitte & Touche, LLP, which was the Company’s independent accountant for fiscal 2001, has been selected as the independent public accountant of the Company for the 2002 fiscal year. The Company has been informed that representatives of Deloitte & Touche, LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

      The aggregate fees for professional services rendered by Deloitte & Touche, LLP for the audit of the Company’s annual financial statements for the year ended August 31, 2001 and reviews of the financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission during fiscal 2001 were $85,000.

      Deloitte & Touche, LLP performed no services and therefore billed no fees relating to operating or supervising the operation of our information systems or local area network or for designing or implementing our financial information management systems during fiscal 2001.

      The aggregate fees for all other services rendered to the Company by Deloitte & Touche, including acquisition audits and tax related services, totaled $111,005.

DEADLINE FOR SUBMISSION OF STOCKHOLDER

PROPOSALS TO BE PRESENTED AT THE
2003 ANNUAL MEETING OF STOCKHOLDERS

      Any proposal intended to be presented for action at the 2003 Annual Meeting of Stockholders by any stockholder of the Company must be received by the Secretary of the Company not later than August 22, 2002 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2003 Annual Meeting of Stockholders. In the event that a proposal intended to be presented for action at the 2003 Annual Meeting of Stockholders by any stockholder of the Company is not received until after October 24, 2002 and prior to November 23, 2002 then the management proxies will be permitted to use their discretionary voting authority with respect to that proposal, whether or not the proposal is discussed in the Proxy Statement. Proposals should be sent to the Company by certified mail return receipt requested.

Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal, which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

METHOD OF COUNTING VOTES

      Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and “non-votes” will be counted as present only for the purposes of determining a quorum. Abstentions and “non-votes” will not be counted either for or against the election of directors. Abstentions will be treated as votes against and “non-votes” will have no effect on the outcome of proposals presented to stockholders other than election of directors. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

MISCELLANEOUS

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2001 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, SECRETARY, AMERICAN HEALTHWAYS, INC., 3841 GREEN HILLS VILLAGE DRIVE, NASHVILLE, TENNESSEE 37215. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: December 20, 2001.

P R O X Y

AMERICAN HEALTHWAYS, INC.

    Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on January 22, 2002.

    The undersigned hereby appoints Thomas G. Cigarran, Chairman and Chief Executive Officer, and Mary A. Chaput, Executive Vice President and Chief Financial Officer, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of American Healthways, Inc. to be held at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, on January 22, 2002, at 9:00 a.m., local time, and any adjournments or postponements thereof.

PROPOSAL 1: ELECTION OF DIRECTORS:

☐	FOR all of the following nominees (except as indicated to the contrary below):

Mr. Thomas G. Cigarran, Dr. C. Warren Neel

WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

    ☐ WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

    In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

IMPORTANT: Please date and sign this proxy on the reverse side.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors.

Date: .

PLEASE SIGN HERE
AND RETURN PROMPTLY

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